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CONTACT:  Barry Kukovich
(412) 393-4060                                             FOR IMMEDIATE RELEASE


                        DUQUESNE LIGHT COMPANY ANNOUNCES
                      WINNING BIDDER IN GENERATION AUCTION


PITTSBURGH, PA, September 27, 1999 - Duquesne Light Company announced today that Orion Power Holdings, Inc. has agreed to pay $1.705 billion for Duquesne's Competitive Integrated Energy Business.

          The Competitive Integrated Energy Business includes seven power generating facilities and the obligation to provide electricity to serve Duquesne's customers, if they elect to stay with Duquesne as part of the state of Pennsylvania's retail choice program of electricity.

          "The sale to Orion represents a successful completion of Duquesne's generation auction," said David D. Marshall, Duquesne's Chairman and Chief Executive Officer. "The proceeds from the sale will substantially reduce our stranded costs, allowing us to end the transition period in 2001, the shortest transition period in the Commonwealth. By terminating CTC collection in 2001, the average residential customer is expected to receive a rate reduction of over 25%, assuming the customer continues to purchase power at the shopping credit level," Marshall said.

          "The results of the auction reinforce our belief that divesting generation was the fairest means by which to accomplish the transition to competition. The divestiture treats our company and its customers fairly by ensuring that we recover no less and no more than our actual stranded costs. It maximizes stranded cost mitigation by taking advantage of the currently favorable market conditions for plant sales. It realizes the benefits of our generation exchange with FirstEnergy Corp., which has allowed us to auction an attractive portfolio of wholly owned fossil plants. It increases competition by introducing a new generation company in the region and accelerating the onset of full retail competition in the Pittsburgh area. It provides greater opportunities for our workforce through employment with a national generating company. Due to the dedication of our employees over the past year, we have successfully completed one of the most challenging chapters in our company's history," Marshall stated.

                                     -more-
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Page Two
September 27, 1999

          The total generating capacity of the plants sold to Orion is 2614 MW. The plants include the Avon Lake plant, a 739 MW facility located near Cleveland, Ohio; the Cheswick plant, a 570 MW facility located in Springdale, Pennsylvania; the Elrama plant, a 487 MW facility located in Elrama, Pennsylvania; the New Castle plant, a 338 MW facility located in West Pittsburg, Pennsylvania; the Niles plant, a 246 MW facility located in Niles, Ohio; and the Brunot Island plant, a 234 MW peaking plant located on Brunot Island, Pennsylvania; and the Phillips site located in Crescent Township, Pennsylvania. Orion also will supply power to meet Duquesne's provider of last resort obligations through the end of the transition period (2001).

          A spokesperson for Duquesne stated that the Company expects to use the proceeds from the auction to retire debt and equity thereby adjusting its capitalization to match remaining assets.

          Duquesne, a subsidiary of DQE, Inc., is an electric company providing service to approximately 580,000 customers in Allegheny and Beaver counties, Pennsylvania. Duquesne's financial advisor on the generation auction is Lehman Brothers. Duquesne's strategic advisor on the auction is The NorthBridge Group.

          Orion Power Holdings, Inc. was founded in 1998 by affiliates of Goldman Sachs Group and Constellation Energy Group for the purpose of acquiring, financing, managing and operating electric power plants and related fuel, transportation and transmission facilities throughout the United States.

          This transaction is subject to regulatory approvals, including the approval of the Pennsylvania Public Utility Commission.

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